EXHIBIT 3.(iv)
                                                                  --------------
                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                     BOULDER CAPITAL OPPORTUNITIES III, INC.


         Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following articles of amendment to its articles of incorporation:

FIRST:         The name of the corporation is BOULDER CAPITAL OPPORTUNITIES III,
               INC.

SECOND: The following amendment was adopted by the shareholders of the corporation on November 28, 1996, in the manner prescribed by the Colorado Corporation Code:

                    (1) Subparagraph (b) of Section A of ARTICLE THIRD of the articles of incorporation of the corporation shall be amended in its entirety to read as follows:

               (b) the holders of Common Stock shall have unlimited voting rights, including the right to vote for the election of directors and on all other matters requiring stockholder action. Cumulative voting shall not be permitted in the election of directors or otherwise.

THIRD: The amendment was adopted by the board of directors because no shares have been issued.

FOURTH: The amendment does not provide for an exchange, reclassification or cancellation of any issued shares of the corporation.

FIFTH: The amendment does not effect a change in the amount of stated capital of the corporation.

Dated: December 24, 1996.

                                         BOULDER CAPITAL OPPORTUNITIES III, INC.


                                         By:   /s/ Robert Soehngen
                                            ------------------------------------
                                            Robert Soehngen, Director